Exhibit 99.1

For Immediate Release

Media Contact:
Stephen Rhodes
917-612-1896

WEALTHNOTES FILES FIRST EXCHANGE-TRADED NOTE
130/30 STRATEGY BASED ON S&P 500 INDEX

-First Independent ETN To Be Issued by Highly-Rated Eksportfinans ASA-

NEW YORK, July 22, 2008 — WealthNotes Capital Management, LLC of Westport, Connecticut announced its entry into the fast-growing Exchange Traded Notes (ETNs) space with the filing of its first security, an ETN tracking the performance of the S&P 500 130/30 Total Return Strategy Index. WealthNotes’ ETN will trade on NYSE Arca under ticker symbol WNF.

ETNs are debt securities that have similarities to Exchange-Traded Funds (ETFs), as both are linked to the performance of reference indices and are traded on major U.S. exchanges. Under most market conditions, however, ETNs offer no tracking error of the reference indices.

WealthNotes is the first independent platform in North America’s rapidly growing ETN industry. The WealthNotes ETN will be issued by Norway’s Eksportfinans, which is rated AAA by Fitch, Aaa by Moody’s (negative outlook) and AA+ by Standard & Poor’s Ratings Services.

“The S&P 500 130/30 Total Return Strategy Index is a highly sought-after strategy that can most effectively be brought to investors through exchange-traded notes,” said Keith Styrcula, CEO of WealthNotes Capital Management. “We are excited and greatly appreciative that a world-class team of global financial partners has been able to bring this highly anticipated index-linked strategy to investors through our highly-rated issuing partner, Eksportfinans.”

“We expect the launch of this compelling investment will add to the ascendancy of the ETN industry, and the highly positive efficiencies ETNs bring to investors both large and small,” Styrcula added.

Tim Eisenhauer, Vice President of Standard & Poor’s Index Services says, “The S&P 500 130/30 Strategy Total Return Index was designed based in response to market demand for an investment strategy that establishes 30% over- and underweight positions relative to the S&P 500. As a first offering by an index provider in the fast-growing $100 billion 130/30 strategy space, the S&P 500 130/30 Strategy Index is a framework that provides risk-controlled, long/short exposure with the prospect of outperformance in a transparent, cost-efficient format.”

The NYSE Arca will trade the WealthNotes ETNs linked to the S&P 500 130/30 Strategy Total Return Index under the ticker symbol WNF. For more information on WealthNotes, please visit www.wealth-notes.com.

About ETNs
First introduced by Barclays Capital in June 2006, the ETN market is the fastest growing segment of the financial services industry. With nearly 60 issues and a total outstanding amount of approximately $6 billion, ETNs programs have been launched by Barclays (iPATHS), Merrill Lynch (ELEMENTS), Bear Stearns, Goldman Sachs, Morgan Stanley, UBS (e-TRACS) and Lehman Brothers (Opta). WealthNotes is the first independent platform in the ETN industry, bringing together nearly a dozen global best-of-breed financial institutions for a series of compelling index-linked investment opportunities.

About Eksportfinans
The WealthNotes ETNs linked to the S&P 500 130/30 Strategy Total Return Index will be issued by Eksportfinans ASA. Eksportfinans ASA is Norway’s sole specialized export finance institution with total assets of USD$40.3 billion as of December 31, 2007. It was established in 1962 by a consortium of private Norwegian banks with the cooperation of the Norwegian authorities to provide government-supported finance for the export of ships and capital goods and commercial financing for a broad range of exports.

License Information
“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. The WealthNotes ETNs linked to the performance of the Standard & Poor’s S&P 500 130/30 Strategy Index are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the ETNs. A white paper on 130/30 Indexation, as well as the methodology document for the S&P 500 130/30 Strategy Index, can be accessed by going to: www.standardandpoors.com/indices and then clicking on “Strategy Indices” in the left tab.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 888-WNOTES-1 Investors are urged to consult their investment, legal, tax, accounting and other advisors before investment in the WealthNotes ETNs.